Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following is a general summary of our common stock and preferred stock, certain provisions of our amended and restated certificate of incorporation (“certificate of incorporation”) and our amended and restated bylaws (“bylaws”), and applicable law. This summary does not purport to be complete and is qualified in its entirety by the provisions of our certificate of incorporation and our bylaws, copies of which are filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2019.

Capital Stock

Our authorized capital stock consists of 160 million shares of common stock, par value $0.0013 per share, and 20 million shares of preferred stock, par value $0.001 per share. As of December 31, 2019, there were 86,560,817 shares of common stock outstanding, 200,000 shares held in treasury and 6,680,952 shares reserved for issuance upon exercise of stock options granted under Company incentive plans. No shares of preferred stock are issued and outstanding.

Common Stock. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. As described in our proxy statement for each Annual Meeting of Stockholders, our bylaws require that in order to be elected in uncontested elections, a director nominee must receive a majority of the votes cast with respect to such nominee (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee); directors are elected by a plurality vote (i.e., candidates receiving the most votes are elected regardless of whether they constitute a majority) in contested elections. Holders of common stock are not entitled to cumulative voting rights with respect to the election of directors, and as a consequence, minority stockholders are not able to elect directors on the basis of their votes alone. Subject to preferences that may be applicable to any shares of preferred stock currently outstanding or issued in the future which could adversely affect common stockholders as described below, holders of common stock are entitled to receive ratably such dividends as may be declared by our board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then-outstanding preferred stock. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. American Stock Transfer and Trust Company is the transfer agent and registrar for our common stock.

Preferred Stock. Our board of directors has the authority, without further vote or action by the stockholders, to designate and issue shares of preferred stock in one or more series and to designate the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. We will fix in a certificate of designation the number of shares, the designation and the rights, preferences and privileges, including any dividend, conversion, voting or preemptive rights, terms of redemption, liquidation preferences and sinking fund terms, auction and remarketing procedures, and any transfer or other restrictions or limitations of or relating to any series of preferred stock. The Delaware General Corporation Law (“DGCL”) provides that in addition to any voting rights that may be provided in the applicable certificate of designation, preferred stockholders have the right to vote separately as a class on a proposed amendment to our charter involving certain fundamental changes in their rights. Preferred stock terms could adversely affect the voting power or other rights of common stockholders and the likelihood that they would receive dividend or liquidation payments, and could have the effect of delaying, deferring or preventing a change in control.

Certain Provisions of Our Charter and Bylaws and Delaware Law

Advance Notice Procedures for Director Nominations and Proposing Business

Our bylaws establish advance notice procedures for stockholders seeking to nominate directors at an annual or special meeting of stockholders, which require stockholders to provide written notice to our Corporate Secretary not less than 90 days and no more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. In order to comply with the advance notice requirements set forth in our bylaws, stockholders must be a holder of record and must comply with the other requirements of the advance notice requirements. Although our bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of directors to be elected at an annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed.

Proxy Access

Our bylaws also provide notice and informational requirements to an eligible stockholder or group of stockholders seeking to nominate a candidate for election to our board of directors and inclusion in the proxy materials that we distribute for our annual meeting of stockholders. The maximum number of nominees that may be nominated is up to the greater of two directors or 25 percent (rounded down to the nearest whole number) of the number of directors then serving on our board of directors.

Indemnification

Our bylaws provide that we will indemnify our directors and executive officers to the fullest extent permitted by Delaware law and that we may indemnify our other officers, employees and other agents. We may enter into indemnification contracts with our directors and officers and purchase insurance on behalf of any person whom we are required or permitted to indemnify. In addition, our charter provides that the liability of our directors for monetary damages shall be eliminated, except for (i) breach of the directors duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) violating Section 174 of the DGCL, or (iv) any transaction from which the director derived an improper personal benefit. Pursuant to Delaware law and subject to the foregoing exceptions, our directors shall not be liable for monetary damages for breach of the directors’ fiduciary duty of care to the Company and its stockholders. This provision does not eliminate the duty of care: in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief remain available under Delaware law, and it does not affect a director’s responsibilities under any other law, such as U.S. federal securities laws or state or federal environmental or other laws.

Anti-Takeover Effects of Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL, which, subject to certain exceptions, prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the interested stockholder attained such status with the approval of the board of directors or the business combination is approved in a prescribed manner. A “business combination” includes a merger or asset sale involving or other transaction resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an interested stockholder is a person who, together with affiliates and associates, owns, or within the past three years did own, 15% or more of a corporation’s voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company.